SECURITIES AND EXCHANGE COMMISSION

Washington, DC20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2012

Commission File Number: 000-53750

PROTEONOMIX, INC.

(Name of Registrant in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	13-3842844 (I.R.S. Employer Identification No.)

140 East Ridgewood Avenue, Suite 415, Paramus, NJ	07652
(Address of Principal Executive Offices)	(Zip Code)

(973) 949-4195

(Issuer’s Telephone Number, Including Area Code)

145 Highview Avenue, Hawthorne, NJ 07506

(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5. Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 2, 2012, Michael Cohen, Chairman of the Board of Directors of Proteonomix, Inc. (the “Company”) who serves also as the Company’s Chief Executive Officer resigned as the Company’s Chief Financial Officer and Treasurer. On the same day the Board of Directors appointed Thomas P. Monahan as the Company’s Chief Financial Officer and Roger L. Fidler, a member of the Board of Directors and General Counsel as Treasurer.

Mr. Fidler has served as a director since January 2, 2010. He also was the sole director, President, Chief Executive and Financial Officer of Global Agri-Med Technologies, Inc., a corporation that is publicly traded in the pink sheets, since inception in October 28, 1999. Mr. Fidler has been engaged in the private practice of law since 1983, specializing in corporate and securities law. Mr. Fidler has previously served on the Boards of Directors and as an officer of several other publicly held corporations, including Alfacell Corp., Diehl Graphsoft, Inc., D-Lanz Development Group, Inc., the Leonard Swindbourne Acquisition Corp., and numerous private companies. Mr. Fidler received a B.S. degree in Physics from Dickinson College, Carlisle, Pennsylvania in 1972; a Masters of Science degree from the University of Illinois at Champaign-Urbana, Illinois in 1974; and a Juris Doctor from the University of South Carolina in 1977 where he was a member of the Law Review. He is a member of the bars of New Jersey, New York and the District of Columbia and has practiced before the federal and state courts in New York and New Jersey as well as pro hac vice in cases before Federal District Courts in Kentucky and Florida. In addition he is a patent attorney authorized to practice before the United States Patent and Trademark Office. Mr. Fidler also performs legal services for us and entered in a contract with us to act as General Counsel for a period of three years commencing March 2, 2012. Upon appointment as Treasurer the Board agreed to modify Mr. Fidler’s consulting agreement to increase the compensation to $20,000 per month. The employment agreement is attached hereto as an Exhibit.

Thomas Monahan has been President of the The Virtual Learning Company, Inc. (“Virtual”) from its inception in January 2009 to present. Virtual is a public company that develops educational software, primarily for students in the first through twelfth grade. Mr. Monahan is a retired Certified Public Accountant who was in public practice as a sole practitioner from 1986 through December 2005. During this time, an injury to both of his legs and an extensive hospital and rehabilitation period no longer permitted him to meet the travel requirements of his engagements. On December 19, 2005, the New Jersey State Board of Accountancy entered a Consent Order whereby Mr. Monahan voluntarily agreed not to renew his license to practice accountancy in the State of New Jersey and to surrender his license, which expired December 31, 2005. The action arose because Mr. Monahan did not respond to an ethics inquiry by the American Institute of Certified Public Accountants. The failure to respond was due initially to Mr. Monahan’s prolonged hospital stay, caused by an accident and his failure to receive the notice mailed to his vacated residence during the hospital stay. Subsequently, Mr. Monahan had no interest in pursuing public accountancy due to his physical disability and thus did not bother to respond to the inquiry. No further action was taken by either the American Institute of Certified Public Accountants or the New Jersey State Board of Accountancy with respect to the underlying ethics inquiry that had been pending for many years concerning Mr. Monahan’s involvement in the audit of Searex, Inc., a private company because Mr. Monahan decided not to renew his license to practice accounting in 2006.

Before working as a Certified Public Accountant, Mr. Monahan served as Comptroller for Superior Steakhouse Systems, Inc. Mineola, New York. From 1983 to 1984, Mr. Monahan was Assistant Comptroller for CoverTemp, Inc. in White Plains, New York. Mr. Monahan received his B.A. degree from Rutgers University in 1970, his M.A. in Distributive and General Business Education from Montclair State College in Montclair, New Jersey in 1975 and was certified as a teacher for the State of New Jersey K-12 and Distributive and Marketing education. Mr. Monahan’s teaching license has lapsed. He served as a student teacher at Orange High School in Orange, New Jersey for 16 weeks specializing in Urban Education and taught at John F. Kennedy High School in Paterson, New Jersey.

The Board of Directors of the Company approved compensation for Mr. Monahan amounting to $1,500 per month and a 20,000 share stock grant valued at $8,200. Mr. Monahan also controls Ding Dong School, Inc. which provides XBRL conversion and other computer services to the Company averaging approximately $2,500 per month.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.63 Consulting Agreement of Roger L. Fidler dated March 2, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTEONOMIX, INC.

Dated: August 8, 2012

By: /s/Michael Cohen

Name:	Michael Cohen President